Exhibit 99.1

Edge Petroleum Announces Record 2005 Operating Results

          HOUSTON, Jan. 23 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today that its estimated total proved reserves of oil and natural gas as of December 31, 2005 were 103 billion cubic feet equivalent (Bcfe) of natural gas, an increase of 16% over the same period a year ago. The reserve breakdown was approximately 82.3 Bcf of natural gas, 1.2 million barrels of natural gas liquids and 2.2 million barrels of crude oil and condensate.  Natural gas and natural gas liquids accounted for approximately 87% of the Company’s total proved reserves. Proved developed reserves were approximately 74% of the total proved reserves at year-end.

          The estimated present value, using a 10% discount rate (“PV10”), of the pre-tax future net cash flows of Edge’s proved reserves at December 31, 2005 was $455 million.  The average prices used to calculate the PV10 at December 31, 2005 were $61.04 per barrel of oil and $10.05 per MMbtu of natural gas. This compares to a pre-tax PV10 of $254 million for the same period a year ago, using prices of $42.52 per barrel of oil and $6.19 per MMbtu of gas.

          Edge reported that it drilled a total of 65 wells (35.4 net) in 2005 with an apparent success rate of 95%.  Twenty-five of those wells, or 38%, were drilled in the fourth quarter of 2005.  This compares to 49 wells (26.9 net) in 2004 with an 82% success rate. Twenty-four of the 65 wells drilled in 2005 were classified as proved, undeveloped locations.  Edge had eight wells drilling as of December 31, 2005.

          Total production for the fourth quarter of 2005 is estimated to be a record 4.3 Bcfe, an increase of approximately 10% over the previous quarter and an increase of 31% over the same period a year ago.  Full year 2005 production is estimated to be a record 16.4 Bcfe, an increase of 36% over 2004.  Edge’s production exit rate on December 31, 2005 is estimated to be 51.7 MMcfe per day, an increase of 12% from the previous quarter. Currently, Edge estimates that its average daily production has increased to 55 MMcfe. As of December 31, 2005, Edge reported that 15 wells were in various stages of being completed.

          John W. Elias, Edge’s Chairman, President and CEO, commented on the 2005 operating results noting, “During a very challenging year on the operating front, our team was able to produce record results across most areas.  Our exploration, exploitation and acquisition activities combined on a balanced basis to yield a 254% reserve replacement ratio for 2005.  Our year-end reserve bookings were hampered by the lack of production history on recently drilled wells and the number of wells drilled but not yet completed. Nonetheless, I am pleased with our reserve replacement track record. We experienced longer delays than we had originally anticipated with our 2005 drilling and completion program because of equipment and supply constraints for all levels of oilfield services.  Despite these constraints and solely because of the tireless efforts of all of our employees, we ultimately were able to drill 65 wells, an increase from our original budget of 50 to 55 wells. Fifteen of those wells were in varying stages of completion work at year-end.  Our record full-year production and year-end exit rate are impressive and would have been even higher if we hadn’t experienced the delays that we did during the year.  In addition, approximately 3.0 million cubic feet of gas per day of production was shut-in in our Queen City play because one of our new productive wells significantly increased the line pressure on the system resulting in several of our lower pressured wells being kicked off production.  We plan to install an additional compression unit early in February and will then proceed to bring the shut-in production back on line.”

          Elias further noted, “Our record production results coupled with strong commodity prices put us in a position where we were able to execute a record capital expenditure program in 2005, without sacrificing our financial flexibility.  In addition, we were able to add significantly to our future operating base through a large increase in undeveloped acreage under our control both in south Texas, our two emerging shale gas plays in Arkansas and Mississippi and our acquisition of the Chapman Ranch property, all of which have significant resource potential from our perspective.  We are entering 2006 with the deepest prospect inventory since I joined Edge. Consequently, our Board has approved another record capital expenditure program before acquisitions, which will be funded fully from cash flow generated by expected record production and a budgeted commodity price deck well below current levels.  As a result, I expect Edge to continue its trend of reserves and production growth, which we believe are the real drivers that contribute to increased shareholder value.”

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX.”

          Statements regarding production and reserve volumes, resource potential, all forecasts for 2005 and 2006, including production, pursuing opportunities, growth in operational activities, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, post-closing adjustments, results of acquisition and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
     -0-                                        01/23/2006
     /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum
Corporation, +1-713-654-8960/
    (EPEX)